Exhibit (j)(7)



                               AMENDMENT TO THE
                              CUSTODIAN CONTRACT


     AGREEMENT made this ____ day of January, 2003 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and ROYCE VALUE TRUST, INC. (the "Fund").

                               WITNESSETH THAT:

     WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated October 20, 1986 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

     NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

     Replace in its entirety Section 2.15 Proper Instructions with the following new Section 2.15:

          2.15) Proper Instructions. Proper Instructions as used throughout this Article 2 means a writing signed or initialed by two or more persons as the Board of Directors shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed in writing by two or more persons as the Board of Directors shall have from time to time authorized. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of Directors of the Fund accompanied by a detailed description of procedures approved by the Board of Directors, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices, provided that the Board of Directors and the Custodian are satisfied that such procedures afford adequate safeguards for the Fund's assets.

     IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                                  ROYCE VALUE TRUST, INC.

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ATTEST                                  STATE STREET BANK AND TRUST COMPANY

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Assistant Secretary                               Vice President